Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                      Votes for      Votes withheld

Liaquat Ahamed        81,255,335     4,611,857
Ravi Akhoury          81,441,527     4,425,666
Barbara M. Baumann    81,776,929     4,090,263
Jameson A. Baxter     81,909,555     3,957,637
Charles B. Curtis     81,544,552     4,322,640
Robert J. Darretta    81,948,556     3,918,637
Katinka Domotorffy    81,726,724     4,140,468
John A. Hill          81,599,657     4,267,536
Paul L. Joskow        81,871,581     3,995,611
Kenneth R. Leibler    81,814,107     4,053,085
Robert E. Patterson   81,952,977     3,914,216
George Putnam, III    81,920,389     3,946,803
Robert L. Reynolds    81,594,001     4,273,191
W. Thomas Stephens    81,888,445     3,978,748

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against    Abstentions    Broker non votes

64,799,299   2,709,452        4,256,133      14,102,308


March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for    Votes against    Abstentions    Broker non votes

65,969,447   3,142,787        4,868,123      13,218,748




All tabulations are rounded to the nearest whole number.